EXHIBIT 6

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Satish Ranade and Rishabh Aditya, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead in any and all capacities the Registration Statement on Form F-6 and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto each of said attorneys full power to act with or without the other, and full power and authority to do and perform, in his name and on his behalf, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Subodh Bhargava Name: Subodh Bhargava Chairman	Date: 14 March 2007
/s/ Narasimhan Srinath Name: Narasimhan Srinath Managing Director	Date: 14 March 2007
/s/ Ishaat Hussain Name: Ishaat Hussain Director	Date: 14 March 2007
/s/ Kishor Chaukar Name: Kishor Chaukar Director	Date: 14 March 2007
/s/ Pankaj Agrawala Name: Pankaj Agrawala Director	Date: 14 March 2007
/s/ Mukund Govind Rajan Name: Mukund Govind Rajan Director	Date: 14 March 2007
/s/ N. Parameswaran Name: N. Parameswaran Director	Date: 14 March 2007
/s/ P.V. Kalyanasundaram Name: P.V. Kalyanasundaram Director	Date: 14 March 2007
/s/ V.R.S. Sampath Name: V.R.S. Sampath Director	Date: 14 March 2007
/s/ Amal Ganguli Name: Amal Ganguli Director	Date: 14 March 2007
/s/ Vinod Kumar Name: Vinod Kumar Director	Date: 14 March 2007